Exhibit 4.2

A 0701379

OFFICE OF THE SECRETARY OF STATE

State of California
Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 9 page(s) is a full, true and correct copy of the original record in the custody of this office.

THE GREAT SEAL OF THE STATE OF CALIFORNIA
EUREKA

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

MAR 1 1 2010

Debra Bowen

DEBRA BOWEN
Secretary of State

Sec/State Form CE-109 (REV 01/2009)

OSP 09 113843

CERTIFICATE OF DETERMINATION OF

SERIES C CONVERTIBLE PERPETUAL PREFERRED STOCK OF

HERITAGE OAKS BANCORP

Pursuant to Section 401 of the Corporations Code of the State of California:

We, Lawrence P. Ward and William Raver, President and Secretary, respectively, of Heritage Oaks Bancorp, a corporation organized under the laws of the State of California (hereinafter called the “Corporation”), do hereby certify as follows:

1.           On March 4, 2010, the Board of Directors of the Corporation adopted a resolution designating 2,442,461shares of Preferred Stock (hereinafter referred to as the “Preferred Stock”) as Series C Convertible Perpetual Preferred Stock.

2.           No shares of Series C Convertible Perpetual Preferred Stock have been issued.

3.           Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution was duly adopted by the Board of Directors on March 4, 2010, creating the series of Preferred Stock designated as Series C Convertible Perpetual Preferred Stock:

RESOLVED, that pursuant to the provisions of the Articles of Incorporation of the Corporation and applicable law, a series of Preferred Stock of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series are as follows:

Section 1.  Designation.

There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series C Convertible Perpetual Preferred Stock” (the “Series C Preferred Stock”).  The number of shares constituting such series shall be 2,442,461.  The Series C Preferred Stock shall have no par value per share.

Section 2.  Ranking.

Except as set forth herein, the Common Stock and the Series C Preferred Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, specifically including, but not limited to the following:

In case the Corporation shall: (i) pay a dividend in cash or shares of Common Stock or make a distribution in shares of Common Stock then the Company shall pay a similar dividend in cash or shares of Series C Preferred Stock or make a similar distribution of shares of the Series C Preferred Stock; (ii) subdivide its outstanding shares of Common Stock into a greater number of shares then the Company shall similarly subdivide its outstanding shares of Series C Preferred Stock; (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock then the Company shall similarly combine its outstanding shares of Series C Preferred Stock; or (iv) issue by reclassification of its shares of Common Stock or capital reorganization other securities of the Corporation, then the Corporation shall similarly issue by reclassification the shares of Series C Preferred Stock or capital reorganization other securities of the Corporation with respect to the Series C Preferred Stock.

The Series C Preferred Stock shall rank junior to the Corporation’s existing Series A and Series B preferred shares, and all future issuances of preferred stock the terms of which do not expressly provide that it ranks on a parity with or junior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up or dissolution of the Corporation.

Section 3.  Definitions.

The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a)
“Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(b)	“Certificate of Determination” means this Certificate of Determination of Heritage Oaks Bancorp, dated March 10, 2010.

(c) “Common Stock” means the Corporation’s shares of common stock.

(d) “Corporation” means Heritage Oaks Bancorp, a California corporation.

(e)
“Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(f)
“Liquidation Preference” means, as to the Series C Preferred Stock, $3.25 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series C Preferred Stock pursuant to section 4(d)).

(g)	“Mandatory Conversion Date” has the meaning set forth in Section 5.

(h)	“Notice of Mandatory Conversion” has the meaning set forth in Section 6(a).

(i)	“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(j)	“Series C Preferred Stock” has the meaning set forth in Section 1.

(k)
“Shareholder Approval” means the shareholder approval necessary to approve (i) the conversion of the Series C Preferred Stock into Common Stock for purposes of Rule 5635 of the NASDAQ Stock Market Rules, and (ii) an amendment to the Articles of Incorporation to increase the authorized number of Common Stock necessary for issuance pursuant to the conversion of the Series C Preferred Stock.

Section 4.  Liquidation.

(a)
In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions per share of Series C Preferred Stock in an amount equal to the Liquidation Preference, plus an amount equal to (i) any accrued and unpaid dividends (regardless of whether any dividends are actually declared) and (ii) any authorized and declared but unpaid dividends thereon, to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock.  After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b)
In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock, Holders shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)
The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

(d)
Whenever the number of shares of Series C Preferred Stock is adjusted as required under Section 2, the then current Liquidation Preference shall be adjusted by multiplying the Liquidation Preference immediately prior to the adjustment by a fraction, the numerator of which shall be the number of shares of Series C Preferred Stock outstanding immediately prior to such adjustment, and the denominator of which shall be the number of shares of Series C Preferred Stock outstanding immediately after such adjustment.

Section 5.  Mandatory Conversion.

Prior to receipt of the Shareholder Approval, the Series C Preferred Stock shall not be convertible into shares of Common Stock.  Following receipt of Shareholder Approval, effective as of the date a Holder transfers any shares of Series C Preferred Stock (the “Mandatory Conversion Date”) to a non-affiliate of the Holder, each such transferred share of Series C Preferred Stock shall automatically convert into one share of Common Stock as set forth below.

Section 6.  Conversion Procedures.

(a)
A Holder shall provide written notice of its intent to transfer shares of the Series C Preferred Stock at least 3 Business Days prior to any transfer (such notice a “Notice of Mandatory Conversion”).  In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate:

(i) the intended date of transfer;

(ii) the number of shares of Series C Preferred Stock proposed to be transferred by a Holder; and

(iii) information concerning the proposed transferee sufficient to allow the Corporation’s transfer agent to effect issuance of shares of Common Stock to such transferee.

(b)
Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any shares of Series C Preferred Stock dividends shall no longer be declared on any such shares of Series C Preferred Stock and such shares of Series C Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder’s transferee to receive (i) shares of Common Stock issuable upon such mandatory conversion, and (ii) any declared and unpaid dividends on such share, as applicable.

(c)
Shares of Series C Preferred Stock duly converted in accordance with this Certificate of Determination, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued Series C Preferred Stock and available for future issuance.  The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock; provided, however, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series C Preferred Stock below the number of shares of Series C Preferred Stock then outstanding.

(d)	The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series C Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto.  Notwithstanding anything herein to the contrary, in the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series C Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to withhold issuance of the Common Stock until such time as the Holder provides the required information.

(e)
On the Mandatory Conversion Date with respect to any share of Series C Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder’s transferee (or, at the Corporation’s option such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series C Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 7.  Voting Rights.

(a)	Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law and (ii) voting rights described in Section 7(b).

(b)
So long as any shares of Series C Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series C Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by California law:

(i)
any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Corporation’s Articles of Incorporation (including this Certificate of Determination) or the Corporation’s bylaws that would alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect them adversely; or

(ii)
the consummation of a binding share exchange or reclassification involving the Series C Preferred Stock or a merger or consolidation of the Corporation with another entity, except that the Holders will have no right to vote under this provision or under California law if in each case (a) the Series C Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (b) such Series C Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole.

provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect rights, preferences or privileges of the Series C Preferred Stock and, to the fullest extent permissible by California law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

(c)
Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series C Preferred Stock shall have been converted into shares of Common Stock.

(d)
If the Board of Governors of the Federal Reserve determines that the Series C Preferred Stock is classified as “voting stock” for the purposes of the Bank Holding Company Act, the Holders and the Company will make such reasonable modifications to the voting rights in this Section 7 so that the Series C Preferred Stock is no longer considered “voting stock.”

Section 8.  Reservation of Common Stock.

(a)
The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock solely for issuance upon the conversion of shares of Series C Preferred Stock as provided in this Certificate of Determination free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C Preferred Stock, then outstanding.  For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series C Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)
All shares of Common Stock delivered upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(c)
Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d)
The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on The NASDAQ Capital Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series C Preferred Stock.

Section 9.  Replacement Certificates.

(a)
The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation.  The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b)
The Corporation shall not be required to issue any certificates representing the Series C Preferred Stock on or after the Mandatory Conversion Date.  In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series C Preferred Stock formerly evidenced by the certificate.

Section 10.  Miscellaneous.

(a)
All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Determination) with postage prepaid, addressed:  (i) if to the Corporation, 545 12th Street, Paso Robles, CA 93446, Attention: President, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)
The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock or shares of Common Stock or other securities issued on account of Series C Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series C Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c)
All payments on the shares of Series C Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d)
No share of Series C Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Determination as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e)
The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

Resolved, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

IN WITNESS WHEREOF, the undersigned have caused this Certificate of Determination to be executed this 10th day of March, 2010.

__________________
Lawrence P. Ward

__________________
William Raver

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

_________________
Lawrence P. Ward

_________________
William Raver

Date: March 10, 2010.